Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION FIRST QUARTER EARNINGS PER SHARE $0.74

Company Announces Closing of Receivables Transaction with JPMorgan Chase

MINNEAPOLIS, May 20, 2008 -- Target Corporation (NYSE:TGT) today reported net earnings of $602 million for the first quarter ended May 3, 2008, compared with $651 million in the first quarter ended May 5, 2007. Earnings per share in the first quarter decreased 1.4 percent to $0.74 from $0.75 in the same period a year ago. All earnings per share figures refer to diluted earnings per share.

The company also announced today that the transaction to sell an undivided interest in approximately 47 percent of its credit card receivables to JPMorgan Chase for cash proceeds of about $3.6 billion was completed on Monday, May 19, 2008. This transaction is expected to provide Target with sufficient liquidity to implement its business plans, including previously announced capital investment and share repurchase activity, without the need to access term debt capital markets again this year.

“Our first quarter earnings per share met our expectations despite softer-than-expected sales performance,” said Gregg Steinhafel, president and chief executive officer. “Though the current economic environment remains challenging, we will continue to generate long-term value for our shareholders by remaining focused on the disciplined execution of our strategy. In addition, we believe our shareholders will benefit over time from our significant share repurchase activity and the unique relationship that has been created through this innovative agreement with JPMorgan Chase.”

As previously disclosed, beginning this quarter, the company is reporting two business segments for all periods presented: retail and credit card.

Retail Segment Results

Sales grew 5.0 percent in the first quarter to $14.3 billion in 2008 from $13.6 billion in 2007, due to the contribution from new store expansion partially offset by a 0.7 percent decline in comparable store sales. Retail segment earnings before interest expense and income taxes (EBIT) was $959 million in the first quarter of 2008, down 2.2 percent from $980 million in 2007.

First quarter gross margin rate declined slightly from last year, driven by faster sales growth in lower margin rate categories, substantially offset by increased margin rates within categories. First quarter selling, general and administrative (SG&A) expense rate grew modestly from 2007, benefiting from well-controlled dollar growth offset by the de-leveraging effect of slower-than-expected sales growth. As a reminder, for all periods presented, reported gross margin and SG&A expense rates reflect the reclassification of distribution and other supply chain costs from SG&A expense into cost of sales.

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TARGET CORPORATION

Credit Card Segment Results

Average credit card receivables in the quarter grew $1.9 billion, or 28.3 percent, from the first quarter of 2007, although quarter-end receivables declined $204 million, or 2.4 percent, from year-end 2007.

The dollar spread to one-month LIBOR earned on the portfolio during the quarter increased 3.9 percent to $138 million from $132 million in 2007. As expected, the benefit of sharply higher receivables balances was substantially offset by a decline in the annualized yield spread to LIBOR, which fell from 8.1 percentage points last year to 6.5 percentage points in 2008.

Also, as expected, net write-offs increased in the quarter to an annualized rate of 7.6 percent from 6.0 percent in the first quarter of 2007.

Interest Expense and Income Taxes

Net interest expense for the quarter increased $65 million from first quarter 2007, due to higher average debt balances supporting capital investment, share repurchase and receivables growth, slightly offset by lower average debt portfolio interest rates. Over the past four quarters, the company has invested $4.1 billion in capital expenditures, $3.7 billion in share repurchase and grown its investment in accounts receivable by $1.9 billion.

The company’s effective income tax rate for the first quarter was 37.1 percent in 2008, down from 38.8 percent in 2007, due in part to favorable resolution during the quarter of specific tax uncertainties. For the full year, the company now expects an effective income tax rate in the range of 37.5 to 38.5 percent.

Share Repurchase

In the first quarter, under the share repurchase program announced in November 2007, the company repurchased approximately 30.5 million shares of its common stock at an average price of $51.55, for a total investment of approximately $1.6 billion.

Program-to-date through the end of the first quarter, the company has acquired approximately 57.0 million shares of its common stock at an average price per share of $52.98, reflecting a total investment of approximately $3.0 billion. The company expects to complete the program by the end of 2010 or sooner, and under the right combination of business results, liquidity and share price would expect to complete half or more of the $10 billion authorization by the end of 2008.

Subsequent to the end of the first quarter, the company repurchased an additional 10 million shares related to a set of derivatives transactions executed in the fourth quarter of 2007, for a total investment of approximately $502 million. Including these repurchases, outstanding shares have been reduced approximately 8 percent since the announcement of this share repurchase program six months ago.

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TARGET CORPORATION

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 22, 2008. The replay number is (800) 642-1687 (passcode: 4007363).

For additional details on Target’s credit card receivables transaction with JPMorgan Chase please refer to Target’s May 5, 2008 news release and May 6, 2008 conference call, which are available on the company’s website at www.target.com/investors.

Previously presented consolidated results have been reclassified to conform to the current year presentation with respect to the company’s retail and credit card segments, and the reclassification of distribution and other supply chain costs from SG&A expense into cost of sales within the retail segment. Reclassified results by quarter for 2005 through 2007 are available on the company’s website at www.target.com/investors.

Forward-looking statements in this release, including expectations for liquidity, effective income tax rate and timing to complete the current share repurchase program, should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2007 Form 10-K.

Target Corporation’s retail segment includes large, general merchandise and food discount stores, and a fully integrated on-line business called Target.com. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. At quarter-end, the company operated 1,613 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

Contacts: John Hulbert (Investors)	Lena Michaud (Financial Media)
(612) 761-6627	(612) 761-6796

Consolidated Statements of Operations

	Three Months Ended
	May 3,	May 5,
(millions, except per share data) (unaudited)	2008	2007	Change
Sales	$14,302	$13,623	5.0%
Credit card revenues	500	418	19.8
Total revenues	14,802	14,041	5.4
Cost of sales	9,898	9,416	5.1
Selling, general and administrative expenses	3,037	2,863	6.2
Credit card expenses	274	170	61.1
Depreciation and amortization	435	392	11.1
Earnings before interest expense and income taxes	1,158	1,200	(3.5)
Interest expense, net
Nonrecourse debt collateralized by credit card receivables	18	26	(29.9)
Other interest expense	191	112	70.5
Interest income	(8)	(2)	274.2
Net interest expense	201	136	47.7
Earnings before income taxes	957	1,064	(10.1)
Provision for income taxes	355	413	(14.1)
Net earnings	$602	$651	(7.5)%
Basic earnings per share	$0.75	$0.76	(1.7)%
Diluted earnings per share	$0.74	$0.75	(1.4)%
Weighted average common shares outstanding
Basic	805.5	855.9
Diluted	809.6	862.8

Subject to reclassification

Consolidated Statements of Financial Position

	May 3,	Feb 2,	May 5,
(millions) (unaudited)	2008	2008	2007
Assets
Cash and cash equivalents	$620	$2,450	$969
Credit card receivables, net of allowance of $590, $570 and $504	7,830	8,054	6,006
Inventory	6,836	6,780	6,387
Other current assets	1,473	1,622	1,347
Total current assets	16,759	18,906	14,709
Property and equipment
Land	5,618	5,522	5,061
Buildings and improvements	18,817	18,329	16,168
Fixtures and equipment	3,959	3,858	3,476
Computer hardware and software	2,337	2,421	2,078
Construction-in-progress	2,012	1,852	2,450
Accumulated depreciation	(8,077)	(7,887)	(6,973)
Property and equipment, net	24,666	24,095	22,260
Other noncurrent assets	1,405	1,559	1,315
Total assets	$42,830	$44,560	$38,284
Liabilities and shareholders’ investment
Accounts payable	$5,959	$6,721	$5,877
Accrued and other current liabilities	3,137	3,097	2,898
Unsecured debt and other borrowings	1,863	1,464	572
Nonrecourse debt collateralized by credit card receivables	-	500	750
Total current liabilities	10,959	11,782	10,097
Unsecured debt and other borrowings	13,230	13,226	8,251
Nonrecourse debt collateralized by credit card receivables	1,900	1,900	1,900
Deferred income taxes	493	470	430
Other noncurrent liabilities	1,891	1,875	1,895
Shareholders’ investment
Common stock	66	68	71
Additional paid-in capital	2,678	2,656	2,437
Retained earnings	11,789	12,761	13,386
Accumulated other comprehensive loss	(176)	(178)	(183)
Total shareholders’ investment	14,357	15,307	15,711
Total liabilities and shareholders’ investment	$42,830	$44,560	$38,284
Common shares outstanding	788.6	818.7	851.4

Subject to reclassification

Consolidated Statements of Cash Flows

	Three Months Ended
	May 3,	May 5,
(millions) (unaudited)	2008	2007
Operating activities
Net earnings	$602	$651
Reconciliation to cash flow
Depreciation and amortization	435	392
Share-based compensation expense	16	18
Deferred income taxes	20	(27)
Bad debt provision	181	86
Loss on disposal of property and equipment, net	7	14
Other non-cash items affecting earnings	23	19
Changes in operating accounts providing / (requiring) cash
Accounts receivable originated at Target	21	48
Inventory	(56)	(133)
Other current assets	79	110
Other noncurrent assets	8	(4)
Accounts payable	(762)	(698)
Accrued and other current liabilities	12	(32)
Other noncurrent liabilities	(6)	18
Other	160	-
Cash flow provided by operations	740	462
Investing activities
Expenditures for property and equipment	(950)	(1,183)
Proceeds from disposal of property and equipment	2	4
Change in accounts receivable originated at third parties	23	53
Other investments	(41)	(5)
Cash flow required for investing activities	(966)	(1,131)
Financing activities
Change in commercial paper, net	902	-
Reductions of short-term notes payable	(500)	-
Additions to long-term debt	-	1,900
Reductions of long-term debt	(501)	(501)
Dividends paid	(115)	(103)
Repurchase of stock	(1,403)	(500)
Stock option exercises and related tax benefit	13	36
Other	-	(7)
Cash flow (required for) / provided by financing activities	(1,604)	825
Net (decrease) / increase in cash and cash equivalents	(1,830)	156
Cash and cash equivalents at beginning of period	2,450	813
Cash and cash equivalents at end of period	$620	$969

Subject to reclassification

Retail Segment

Retail Segment Results	Three Months Ended
	May 3,	May 5,
(millions) (unaudited)	2008	2007	Change
Sales	$14,302	$13,623	5.0%
Cost of sales	9,898	9,416	5.1
Gross margin	4,404	4,207	4.7
SG&A expenses (a)	3,014	2,839	6.2
EBITDA	1,390	1,368	1.6
Depreciation and amortization	431	388	11.1
EBIT	$959	$980	(2.2)%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a)  New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail segment charges the cost of these discounts to our Credit Card segment, and the reimbursements of $23 million in the first quarter of 2008 and $24 million in the first quarter of 2007 are recorded as a reduction to SG&A expenses within the Retail segment.

Retail Segment Rate Analysis	Three Months Ended
	May 3,	May 5,
(unaudited)	2008	2007
Gross margin rate	30.8%	30.9%
SG&A expense rate	21.1%	20.8%
EBITDA margin rate	9.7%	10.0%
EBIT margin rate	6.7%	7.2%

Comparable-Store Sales	Three Months Ended
	May 3,	May 5,
(unaudited)	2008	2007
Comparable-store sales	(0.7)%	4.3%

Comparable-store sales growth is calculated by comparing sales in current year periods with comparable, prior fiscal-year periods of equivalent length.

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
	May 3,	May 5,	May 3,	May 5,
(unaudited)	2008	2007	2008	2007	Change
Target general merchandise stores	1,395	1,318	173,015	161,860	6.9%
SuperTarget stores	218	182	38,514	32,129	19.9%
Total	1,613	1,500	211,529	193,989	9.0%

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

Credit Card Segment

Credit Card Segment Results	Three Months Ended
	May 3,	May 5,
(millions) (unaudited)	2008	2007	Change
Finance charge revenue	$354	$296	19.8%
Late fee and other revenue	108	88	22.4
Third party merchant fees	38	34	13.4
Total revenues	500	418	19.8
Bad debt expense	181	86	108.8
Operations and marketing expenses (a)	116	108	8.8
Depreciation and amortization	4	4	14.1
Total expenses	301	198	52.7
EBIT	$199	$220	(9.6)%

(a)   New account and loyalty rewards redeemed by our guests reduce reported sales. Our Retail segment charges the cost of these discounts to our Credit Card segment, and the reimbursements of $23 million in the first quarter of 2008 and $24 million in the first quarter of 2007 are recorded as an increase to Operations and Marketing expenses within the Credit Card segment.

EBIT Analysis	Three Months Ended			Three Months Ended
	May 3, 2008			May 5, 2007
	Yield			Yield
	Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate
EBIT	$199	9.4%	(b)	$220	13.4%	(b)
LIBOR (a)		2.9%			5.3%
Spread to LIBOR	$138	6.5%	(b)	$132	8.1%	(b)

(a) Balance-weighted average 1-month LIBOR rate

(b) As a percentage of average receivables

Return Analysis	Three Months Ended May 3, 2008				Three Months Ended May 5, 2007
	Average	Yield			Average		Yield
	Amount	Amount		Annualized	Amount		Amount		Annualized
	(in millions)	(in millions	)	Rate	(in millions	)	(in millions	)	Rate
(unaudited)	(a)	(b)		(c)	(a)		(b)		(c)
Gross credit card receivables	$8,443	$199		9.4%	$6,582		$220		13.4%
Portion funded by third parties (d)	2,180	18		3.4%	1,859		26		5.6%
Portion funded by Target	$6,263	$181		11.5%	$4,723		$194		16.4%

(a)  Amounts represent the aggregate of principal and accrued revenues receivable before the allowance for doubtful accounts, the amount funded by nonrecourse debt collateralized by credit card receivables and the residual portion funded by Target, respectively.

(b)  Amounts represent total portfolio EBIT, interest paid to holders of nonrecourse debt collateralized by credit card receivables and the pretax profit attributable to the residual portion funded by Target, respectively.

(c)  Rates represent amounts shown in column (b) divided by amounts shown in column (a), expressed as an annualized rate.

(d)  Amounts relate to nonrecourse debt collateralized by credit card receivables.

Receivables Rollforward Analysis	Three Months Ended
	May 3,	May 5,
(millions) (unaudited)	2008	2007	Change
Beginning receivables	$8,624	$6,711	28.5%
Charges at Target	946	942	0.4
Charges at third parties	2,148	1,889	13.7
Payments	(3,629)	(3,344)	8.5
Other	331	312	6.3
Period-end receivables	$8,420	$6,510	29.3%
Average receivables	$8,443	$6,582	28.3%
Accounts with three or more payments (60+ days) past due as a percentage of period-end receivables	4.2%	3.2%
Accounts with four or more payments (90+ days) past due as a percentage of period-end receivables	2.9%	2.1%

Allowance for Doubtful Accounts	Three Months Ended
	May 3,	May 5,
(millions) (unaudited)	2008	2007	Change
Allowance at beginning of period	$570	$517	10.4%
Bad debt provision	181	86	108.8
Net write-offs	(161)	(99)	61.5
Allowance at end of period	$590	$504	17.2%
As a percentage of period-end receivables	7.0%	7.7%
Net write-offs as a percentage of average receivables (annualized)	7.6%	6.0%

Subject to reclassification